EXHIBIT 21


FIRST LOOK MEDIA, INC. SUBSIDIARIES


Alien Towers, Inc., a California corporation
Code 99 Productions, Inc., a California corporation
Intrastate Film Distributors, Inc., a Delaware corporation
First Look Music, Inc. (f/k/a Jacaranda Music, Inc.), a Delaware corporation Map Productions, Inc., a California corporation
Overseas Filmgroup (UK) Limited, a corporation organized under the laws of the United Kingdom
Walrus Pictures, Inc., a California corporation

MAP PRODUCTIONS, INC. SUBSIDIARY

Map Movies Canada, Inc., a corporation organized under the laws of Canada

OVERSEAS FILMGROUP (UK) LIMITED SUBSIDIARIES

Elphich Limited, a corporation organized under the laws of the United Kingdom OFG Films Limited, a corporation organized under the laws of the Island of
        Jersey